Exhibit 99.1
For More Information:
Investor contact: Barbara Bolens 414-438-6940
Media contact: Carole Herbstreit 414-438-6882
For Immediate Release
Brady reports F’08 third-quarter sales and earnings
MILWAUKEE (May 21, 2008)—Brady Corporation (NYSE: BRC), a world leader in identification solutions, today announced record third quarter sales and earnings for its fiscal quarter ended April 30, 2008. Sales for the quarter were $381.9 million, up 10.3 percent compared to sales of $346.3 million in the fiscal 2007 third quarter. Organic sales were down 1 percent compared to the prior year, acquisitions contributed 5 percent to sales growth, and currency exchange added 6 percent to sales results in the quarter. Regionally, sales increased 14 percent in Brady Americas, 20 percent in Europe, 1 percent in Asia/Pacific and remained flat in Direct Marketing & People Identification Americas.
     Net income for the quarter was up 18.5 percent to $34.4 million compared to $29.0 million in the same quarter last year. Earnings per diluted Class A Common Share were up 18.9 percent to $0.63 compared to $0.53 in the prior year. Fiscal 2008 earnings per share calculations reflect the completed repurchase of approximately 944,000 shares in the quarter.
     Sales for the nine months ended April 30, 2008, rose 12.6 percent to $1.126 billion compared to $999.9 million in the same period last year. Net income for the nine-month period was $97.4 million, up 17.2 percent compared to $83.1 million in the prior year. Nine-month earnings per share were $1.77, up 16.4 percent compared to $1.52 per share in the period last year.
     “This has been a strong quarter for us with good improvement in both gross margin and earnings per share. Our year-to-date operating cash flow is up 91 percent to $152 million from $80 million last year. Our pro-active efforts to adjust our cost structure and control working capital to cope with a slowing economy have clearly paid off,” said Brady President and Chief Executive Officer Frank M. Jaehnert.
     “Based on current trends and including the two acquisitions made earlier this year, we are increasing sales guidance from $1.43-$1.46 billion to $1.50-$1.52 billion. While we continue to be concerned about economic softness in some of our key markets, we believe that our operational improvements allow us to reconfirm our net income guidance of $129-$135 million. We are, however, increasing our earnings per share guidance by $0.02 to $2.33-$2.44 to account for shares repurchased in the quarter,” said Brady Chief Financial Officer Thomas J. Felmer.

-more-
Brady Corporation

     A Web cast of a conference call regarding the company’s fiscal 2008 third quarter results will be available at www.investor.bradycorp.com beginning at 9:30 a.m. Central Time today.
     Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs about 8,000 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2007 sales were approximately $1.363 billion.
     More information is available on the Internet at www.bradycorp.com.
###
Brady believes that certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements related to future, not past, events included in this news release, including, without limitation, statements regarding Brady’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from future financial performance of major markets Brady serves, which include, without limitation, telecommunications, manufacturing, electrical, construction, laboratory, education, governmental, public utility, computer, transportation; difficulties in making and integrating acquisitions; risks associated with newly acquired businesses; Brady’s ability to retain significant contracts and customers; future competition; Brady’s ability to develop and successfully market new products; changes in the supply of, or price for, parts and components; increased price pressure from suppliers and customers; interruptions to sources of supply; environmental, health and safety compliance costs and liabilities; Brady’s ability to realize cost savings from operating initiatives; Brady’s ability to attract and retain key talent; difficulties associated with exports; risks associated with international operations; fluctuations in currency rates versus the US dollar; technology changes; potential write-offs of Brady’s substantial intangible assets; risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products; business interruptions due to implementing business systems; and numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section located in Item 1A of Part II of Brady’s Annual Report on Form 10-K for the period ended July 31, 2007. These uncertainties may cause Brady’s actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements.

BRADY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands)

	(Unaudited)
	Three Months Ended April 30,			Nine Months Ended April 30,
	2008	2007	Percentage Change	2008	2007	Percentage Change
Net sales	$381,909	$346,332	10.3%	$1,126,167	$999,866	12.6%
Cost of products sold	192,333	177,181	8.6%	573,901	516,426	11.1%

Gross margin	189,576	169,151	12.1%	552,266	483,440	14.2%

Operating expenses:
Research and development	10,274	8,739	17.6%	29,323	26,353	11.3%
Selling, general and administrative	126,720	114,109	11.1%	369,579	326,119	13.3%

Total operating expenses	136,994	122,848	11.5%	398,902	352,472	13.2%

Operating income	52,582	46,303	13.6%	153,364	130,968	17.1%

Other income and (expense):
Investment and other income	920	385	139.0%	3,307	917	260.6%
Interest expense	(6,962)	(6,428)	8.3%	(20,429)	(16,407)	24.5%

Income before income taxes	46,540	40,260	15.6%	136,242	115,478	18.0%

Income taxes	12,187	11,273	8.1%	38,829	32,334	20.1%

Net income	$34,353	$28,987	18.5%	$97,413	$83,144	17.2%

Per Class A Nonvoting Common Share:
Basic net income	$0.64	$0.54	18.5%	$1.79	$1.54	16.2%
Diluted net income	$0.63	$0.53	18.9%	$1.77	$1.52	16.4%
Dividends	$0.15	$0.14	7.1%	$0.45	$0.42	7.1%

Per Class B Voting Common Share:
Basic net income	$0.64	$0.54	18.5%	$1.78	$1.53	16.3%
Diluted net income	$0.63	$0.53	18.9%	$1.76	$1.50	17.3%
Dividends	$0.15	$0.14	7.1%	$0.43	$0.40	7.5%

Weighted average common shares outstanding (in Thousands):
Basic	54,021	53,953		54,294	53,860
Diluted	54,627	54,717		54,992	54,704

BRADY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	(Unaudited)
	April 30, 2008	July 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$227,359	$142,846
Short term investments	—	19,200
Accounts receivable, less allowance for losses ($9,863 and $9,109, respectively)	252,982	239,569
Inventories:
Finished products	75,492	80,486
Work-in-process	21,351	21,309
Raw materials and supplies	38,714	37,983

Total inventories	135,557	139,778
Prepaid expenses and other current assets	43,731	42,020

Total current assets	659,629	583,413

Other assets:
Goodwill	786,480	737,450
Other intangible assets, net	145,563	149,761
Deferred income taxes	32,194	32,508
Other	21,037	21,111

Total other assets	985,274	940,830

Property, plant and equipment:
Cost:
Land	6,482	6,332
Buildings and improvements	96,009	90,688
Machinery and equipment	272,461	248,356
Construction in progress	12,392	18,107

	387,344	363,483
Less accumulated depreciation	214,116	188,869

Net property, plant and equipment	173,228	174,614

Total	$1,818,131	$1,698,857

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$104,123	$91,596
Wages and amounts withheld from employees	70,190	73,622
Taxes, other than income taxes	9,720	8,461
Accrued income taxes	13,914	24,677
Other current liabilities	51,897	60,254
Current maturities on long-term debt	21,432	21,444

Total current liabilities	271,276	280,054

Long-term obligations, less current maturities	478,572	478,575

Other liabilities	60,517	49,216

Total liabilities	810,365	807,845

Stockholders’ investment:
Common stock:
Class A nonvoting common stock — Issued 51,051,487 and 50,586,524 shares, respectively and outstanding 50,170,581 and 50,586,524 shares, respsectively	511	506

Class B voting common stock — Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	286,452	266,203
Income retained in the business	612,407	540,238
Treasury stock - 880,906 and 0 shares, respectively of Class A nonvoting common stock, at cost	(26,743)	0
Accumulated other comprehensive income	134,417	83,376
Other	687	654

Total stockholders’ investment	1,007,766	891,012

Total	$1,818,131	$1,698,857

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	(Unaudited)
	Nine Months Ended
	April 30,
	2008	2007
Operating activities:
Net income	$97,413	$83,144
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,682	40,403
Deferred income taxes	(1,288)	(2,129)
Loss (gain) on disposal of property, plant & equipment	1,054	(182)
Non-cash portion of stock-based compensation expense	7,797	5,022
Changes in operating assets and liabilities (net of effects of business acquisitions):
Accounts receivable	4,014	(20,146)
Inventories	15,012	(17,544)
Prepaid expenses and other assets	(6,193)	(14,634)
Accounts payable and accrued liabilities	(6,175)	(2,454)
Income taxes	(6,358)	4,008
Other liabilities	1,157	4,169

Net cash provided by operating activities	152,115	79,657

Investing activities:
Acquisition of businesses, net of cash acquired	(28,871)	(157,943)
Payments of contingent consideration	(5,798)	(10,906)
Purchases of short-term investments	(10,350)	(47,100)
Sales of short-term investments	29,550	57,400
Purchases of property, plant and equipment	(19,678)	(42,107)
Proceeds from sale of property, plant and equipment	649	1,703
Other	1,808	(8,978)

Net cash used in investing activities	(32,690)	(207,931)

Financing activities:
Payment of dividends	(24,341)	(22,073)
Proceeds from issuance of common stock	9,517	4,144
Principal payments on debt	(14)	(110,674)
Proceeds from issuance of debt	—	259,300
Purchase of treasury stock	(28,531)	—
Income tax benefit from the exercise of stock options	4,620	902

Net cash provided by financing activities	(38,749)	131,599
Effect of exchange rate changes on cash	3,837	3,005

Net increase (decrease) in cash and cash equivalents	84,513	6,330
Cash and cash equivalents, beginning of period	142,846	113,008

Cash and cash equivalents, end of period	227,359	119,338

Supplemental disclosures:
Cash paid during the period for:
Interest, net of capitalized interest	$22,450	$16,003
Income taxes, net of refunds	39,505	33,268
Acquisitions:
Fair value of assets acquired, net of cash	$18,547	$87,224
Liabilities assumed	(6,566)	(33,037)
Goodwill	16,890	103,756

Net cash paid for acquisitions	$28,871	$157,943

Information by regional segment for the three and six months ended April 30, 2008 and 2007 is as follows:

		Direct
		Marketing &
	Brady	People ID				Corporate and
(in thousands)	Americas	Americas	Europe	Asia-Pacific	Subtotals	Eliminations	Total
SALES TO EXTERNAL CUSTOMERS
Three months ended:
April 30, 2008	$100,425	$65,982	$133,422	$82,080	$381,909	—	$381,909
April 30, 2007	88,077	65,784	111,266	81,205	346,332	—	346,332

Nine months ended:
April 30, 2008	$300,963	$196,840	$364,951	$263,413	$1,126,167	—	$1,126,167
April 30, 2007	251,346	189,446	302,477	256,597	999,866	—	999,866

SALES GROWTH INFORMATION
Three months ended April 30, 2008:
Base	3.6%	-2.4%	0.1%	-7.4%	-1.2%	—	-1.2%
Currency	2.8%	1.7%	11.3%	7.9%	6.5%	—	6.5%
Acquisitions	7.6%	1.0%	8.5%	0.6%	5.0%	—	5.0%
Total	14.0%	0.3%	19.9%	1.1%	10.3%	—	10.3%

Nine months ended April 30, 2008:
Base	4.6%	-1.3%	0.6%	-5.0%	-0.2%	—	-0.2%
Currency	2.4%	1.6%	10.5%	7.3%	6.0%	—	6.0%
Acquisitions	12.7%	3.6%	9.5%	0.4%	6.8%	—	6.8%
Total	19.7%	3.9%	20.6%	2.7%	12.6%	—	12.6%

SEGMENT PROFIT (LOSS)
Three months ended:
April 30, 2008	$22,692	$17,477	$36,245	$11,055	$87,469	($1,816)	$85,653
April 30, 2007	20,245	17,768	29,370	11,861	79,244	(1,858)	77,386
Percentage increase (decrease)	12.1%	-1.6%	23.4%	-6.8%	10.4%	-2.3%	10.7%

Nine months ended:
April 30, 2008	$66,667	$49,645	$97,212	$43,105	$256,629	($6,400)	$250,229
April 30, 2007	55,433	49,491	74,979	46,392	226,295	(7,496)	218,799
Percentage increase (decrease)	20.3%	0.3%	29.7%	-7.1%	13.4%	-14.6%	14.4%
NET INCOME RECONCILIATION (in thousands)

	Three months ended:		Nine months ended:
	April 30,	April 30,	April 30,	April 30,
	2008	2007	2008	2007
Total profit for reportable segments	$87,469	$79,244	$256,629	$226,295
Corporate and eliminations	(1,816)	(1,858)	($6,400)	(7,496)
Unallocated amounts:
Administrative costs	(33,071)	(31,083)	(96,865)	(87,831)
Investment and other income	920	385	3,307	917
Interest expense	(6,962)	(6,428)	(20,429)	(16,407)

Income before income taxes	46,540	40,260	136,242	115,478
Income taxes	(12,187)	(11,273)	(38,829)	(32,334)

Net income	$34,353	$28,987	$97,413	$83,144

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(in thousands)

	Fiscal 2007
	Q1	Q2	Q3	Q4	Total
EBITDA (1)
Net income	$34,448	$19,709	$28,987		$83,144
Interest expense	4,735	5,244	6,428		16,407
Income taxes	13,396	7,665	11,273		32,334
Depreciation and amortization	12,927	13,169	14,307		40,403

EBITDA (non-GAAP measure)	$65,506	$45,787	$60,995	$—	$172,288

	Fiscal 2008
	Q1	Q2	Q3	Q4	Total
EBITDA (1)
Net income	$36,370	$26,690	$34,353		$97,413
Interest expense	6,720	6,747	6,962		20,429
Income taxes	15,366	11,276	12,187		38,829
Depreciation and amortization	14,168	15,501	16,013		45,682

EBITDA (non-GAAP measure)	$72,624	$60,214	$69,515	$—	$202,353

(1)	Brady is presenting EBITDA because it is used by many of our investors and lenders, and is presented as a convenience to them. EBITDA represents net income before interest expense, income taxes and depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Income data. EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity. The EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.